Filed Pursuant to Rule 424(b)(2)
                                               Registration File No.: 333-117842


                              PROSPECTUS SUPPLEMENT
                      (TO PROSPECTUS DATED AUGUST 30, 2004)

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                                1,250,000 Shares

                       FIRST INDUSTRIAL REALTY TRUST, INC.
                                  Common Stock

     This prospectus supplement relates to sales made in privately negotiated transactions of an aggregate of 1,250,000 shares of our common stock, par value $0.01 per share, which we expect will be ready for delivery on October 4, 2004. Cantor Fitzgerald & Co. ("Cantor") acted as underwriter with respect to the sales pursuant to a sales agreement dated September 16, 2004 between us, First Industrial, L.P. and Cantor (the "Sales Agreement"). The Sales Agreement has been filed as an exhibit to our current report on Form 8-K filed with the Securities and Exchange Commission (the "Commission") on September 16, 2004 and is incorporated by reference herein and in the accompanying prospectus dated August 30, 2004.

                                                 Per share            Total
  Gross proceeds to us                          $37.00          $  46,250,000
  Underwriting discount                          $0.37          $     462,500
  Net proceeds, before expenses, to us          $36.63          $  45,787,500

     You should read this prospectus supplement and the accompanying prospectus carefully before you invest. These documents, as well as information included in the Registration Statement on Form S-3 (No. 333-117842) filed the Commission on August 2, 2004, contain information you should consider when making your investment decision.

     Our common stock trades on the New York Stock Exchange, or NYSE, under the symbol "FR". On September 29, 2004, the last reported sales price of our common stock on the NYSE was $37.07 per share.

     Investing in our common stock involves risks that are described in the "Risk Factors" section beginning on page 3 of the accompanying prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



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          The date of this prospectus supplement is September 30, 2004.